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                                   EXHIBIT INDEX

Exhibit 3-1      Amended and Restated Articles of Incorporation of
                 PECO Energy Company.

Exhibit 3-2 Bylaws of the Company, adopted February 26, 1990 and amended January 24, 1994.

Exhibit 12-1     Ratio of Earnings to Fixed Charges.

Exhibit 12-2    Ratio of Earnings to Combined Fixed Charges and
                Preferred Dividends.

Exhibit 13      MD&A, Notes to Consolidated Financial Statements,
                Financial Statistics, and Operating Statistics of the Annual Report to Shareholders for the year 1993.

Exhibit 22      Subsidiaries of the Registrant.

Exhibit 23      Consent of Independent Accountants.

Exhibit 24      Powers of Attorney.



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